Exhibit 10.2
INTERCONTINENTALEXCHANGE, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
FOR
CHARLES A. VICE
This is an amended and restated Employment Agreement entered into between IntercontinentalExchange, Inc., a Delaware corporation, or “ICE”, and Charles A. Vice, or “Executive”, the terms and conditions of which are as follows:
§ 1. TERM OF EMPLOYMENT
1.1. Initial Term. Subject to the terms and conditions set forth in this Employment Agreement, ICE agrees to employ Executive and Executive agrees to be employed by ICE for an initial term of three (3) years, which initial term shall start on the date this Employment Agreement is signed on behalf of ICE and shall end on the third anniversary of such date. ICE and Executive further agree that such initial term shall be subject to extensions in accordance with the rules set forth in § 1.2.
1.2. Extensions.
(a) General Rule. The initial term of this Employment Agreement as set forth in §1.1 shall be extended every six (6) months so that the remaining term of this Employment Agreement is never more than three (3) years or less than two and one half (2 1/2) years unless ICE or Executive delivers written notice to the other before the effective date of any such extension that there will be no such extension, in which event there will be no extension and no further extensions of such initial term.
(b) Effective Date for Extensions.
(1) First Effective Date. The first effective date for an extension described in § 1.2(a) shall be the last day of the six (6) month period which starts on the date ICE signs this Employment Agreement.
(2) Second Effective Date. The second effective date for an extension described in § 1.2(a) shall be the first anniversary of the date ICE signs this Employment Agreement.
(3) Subsequent Effective Dates. Starting with the second effective date for an extension described in § 1.2(a) there shall be two effective dates for extensions in each year, one of which shall be the second effective date for extensions or an anniversary of such date and the other of which shall be an anniversary of the first effective date for extensions.
(c) Extensions. If the initial term is extended on the effective date for an extension under § 1.2(b), the extension shall be for a period required to extend the remaining term of this Employment Agreement to three (3) years.

1.3. Term. The initial term described in § 1.1 plus any extension of such initial term under § 1.2 shall be referred to in this Employment Agreement as the “Term”.
§ 2. TITLE, DUTIES AND RESPONSIBILITIES AND POWERS AND WORK SITE
2.1. Title. Executive’s title initially shall be President and Chief Operating Officer.
2.2. Duties and Responsibilities and Powers. Executive’s duties and responsibilities and powers shall be those commensurate with Executive’s position that are set from time to time by ICE’s Chief Executive Officer, and Executive shall report exclusively to and shall be accountable exclusively to ICE’s Chief Executive Officer. Executive shall undertake to perform all Executive’s duties and responsibilities and exercise all Executive’s powers in good faith and on a full-time basis during ICE’s normal work week for senior executives and shall at all times act in the course of Executive’s employment under this Employment Agreement in the best interest of ICE.
2.3. Primary Work Site. Executive’s primary work site for the Term shall be at ICE’s office in Atlanta, Georgia. However, Executive shall undertake such travel away from Executive’s primary work site and shall work from such temporary work sites as necessary or appropriate to fulfill Executive’s duties and responsibilities and exercise Executive’s powers under the terms of this Employment Agreement.
2.4. Outside Activities. Executive shall have the right to continue to serve on the board of directors of those business, civic and charitable organizations on which Executive is serving on the date ICE signs this Employment Agreement as long as doing so has no significant and adverse effect on the performance of Executive’s duties and responsibilities or the exercise of Executive’s powers under this Employment Agreement. Executive shall not serve on any other boards of directors and shall not provide services (whether as an employee or independent contractor) to any for-profit organization on or after the date ICE signs this Employment Agreement absent the written consent of the Chief Executive Officer or his or her delegate or the Chairman of the Compensation Committee of ICE’s Board of Directors.

§ 3. COMPENSATION AND BENEFITS
3.1. Base Salary. Executive’s initial base salary shall be $530,000 per year, which base salary shall be payable in accordance with ICE’s standard payroll practices and policies for senior executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. Executive’s base salary shall be subject to annual review and periodic increases as determined by the Compensation Committee of ICE’s Board of Directors or at the direction of the Board of Directors as a whole.
3.2. Annual Bonus. Executive during the Term shall be eligible to receive an annual bonus each year, and such bonus, if any, shall be determined in accordance with a plan adopted and approved by the Compensation Committee of ICE’s Board of Directors, or at the direction of such committee, ICE’s Chief Executive Officer or his or her delegate. Each such bonus shall be reasonable in light of the contribution made by Executive for such year in relation to the contributions made and bonuses paid to other senior ICE executives for such year. Such bonus shall be paid in accordance with the terms of the applicable plan or program under which the bonus is determined, provided that it shall be paid no later than two and one half (2 1/2) months after the end of the taxable year in which Executive vests in the bonus.
3.3. Equity Compensation. Executive shall be eligible for grants of options to purchase common stock of ICE and other forms of ICE equity or equity based grants in accordance with ICE’s equity compensation plan. The number of shares subject to or related to each such grant shall be reasonable in light of the contribution made, or expected to be made, by Executive for the period for which such grant is made in relation to the number of shares subject to or related to the grants made to other senior ICE executives based on the contributions made, or expected to be made, by such other senior ICE executives for such period.
3.4. Employee Benefit Plans, Programs and Policies. Executive shall be eligible to participate in the employee benefit plans, programs and policies maintained by ICE for similarly situated senior executives in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time.
3.5. Vacation and Other Similar Benefits. Executive shall accrue at least four (4) weeks of vacation during each successive one year period in the Term, which vacation time shall be taken subject to such terms and conditions as set forth in ICE’s executive vacation policy as in effect from time to time. Executive in addition shall have such paid holidays, sick leave and personal and other time off as called for under ICE’s standard policies and practices for executives with respect to paid holidays, sick leave and personal and other time off.
3.6. Business Expenses. Executive shall have a right to be reimbursed for Executive’s reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with ICE’s expense reimbursement policies and procedures for its senior executives.

§ 4. TERMINATION OF EMPLOYMENT
4.1. General. ICE shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time. However, any notice to the effect that there will be no extension of this Employment Agreement pursuant to § 1.2 shall not constitute a termination of Executive’s employment or a resignation by Executive under § 4 of this Employment Agreement.
4.2. Termination By ICE Other Than For Cause Or Disability Or By Executive For Good Reason.
(a) Before a Change in Control. If ICE terminates Executive’s employment other than for Cause (as defined in § 4.2(c)) or a Disability (as defined in § 4.2(d)) before the Effective Date (as defined in § 4.2(e)(1)) of a Change in Control (as defined in § 4.2(e)(2)) or Executive resigns for Good Reason (as defined in § 4.2(f)) before such an Effective Date, ICE (in lieu of any severance pay under any severance pay plans, programs or policies) shall (subject to applicable withholdings and subject to § 6.10):
(1) pay Executive a lump sum cash payment equal to the amount of Executive’s base salary, as in effect on the date Executive’s employment terminates, that Executive would have received as if Executive had remained employed for the remainder of the Term in accordance with § 3.1,
(2) pay Executive a bonus in cash equal to three (3) times the greater of (i) 85% of Executive’s then current base salary or (ii) the last annual bonus received,
(3) with respect to options to purchase ICE common stock or other equity or equity based grants made to Executive after April 14, 2003, (A) accelerate Executive’s right to exercise 100% of such options and vest in 100% of such equity grants so that Executive has the right to exercise 100% of such options and receive such equity grants on the date Executive’s employment terminates and (B) treat Executive as if Executive had remained employed by ICE until the end of the Term so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of the Term,

(4) (A) continue to make available coverage under the plans, programs and policies described in § 3.4 which provide health care, life insurance and accidental death and dismemberment benefits under which Executive was covered immediately before Executive’s employment terminated as if Executive had remained employed by ICE for the Welfare Benefit Continuation Period (as defined in § 4.2(a)(4)(B)). Health care benefits under this §4.2(a)(4) shall be provided in the form of continued group health coverage under COBRA for the first 18 months of the Welfare Benefit Continuation Period, and thereafter for the remainder of the Welfare Benefit Continuation Period, at ICE’s sole discretion, either (i) under a ICE health benefit plan, (ii) as reimbursement (on an after tax basis) of the premium expense Executive incurs to purchase comparable health to the extent that such premium cost exceeds the premium then charged by ICE for the health care continuation coverage or (iii) as payment (on an after tax basis) of an allowance, for the remainder of the Welfare Benefit Continuation Period, in lieu of reimbursing Executive for purchasing comparable coverage for such period if it is determined that purchasing comparable coverage would be impractical or undesirable. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive health care benefits from such employer, the health care benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that ICE reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder, where
(B) the term “Welfare Benefit Continuation Period” means the two year period which starts on the date Executive’s employment terminates under this Employment Agreement or the period which starts on the date Executive’s employment terminates under this Employment Agreement and ends on the last day of the Term, whichever period is shorter, and
(5) make one, or if necessary, more than one Gross Up Payment (as described in and paid in accordance with § 4.2(g)) to Executive.
(b) After a Change of Control. If Executive resigns for Good Reason after the Effective Date of a Change in Control or ICE terminates Executive’s employment (other than for Cause or a Disability) after the Effective Date of a Change of Control, ICE (in lieu of any severance pay under any severance pay plans, programs or policies) shall (subject to applicable withholdings and subject to § 6.10):
(1) pay Executive a lump sum cash payment equal to three (3) times Executive’s base salary as in effect on the date Executive’s employment terminates,
(2) pay Executive a bonus in cash equal to three (3) times the greater of (i) 85% of Executive’s then current base salary or (ii) the last annual bonus received,

(3) with respect to options to purchase ICE common stock or other equity or equity based grants made to Executive after April 14, 2003, (A) accelerate Executive’s right to exercise 100% of such options and vest in 100% of such equity grants so that Executive has the right to exercise 100% of such options and receive such equity grants on the date Executive’s employment terminates and (B) treat Executive as if Executive had remained employed by ICE until the end of the three (3) year period which starts on the date Executive’s employment terminates so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of such three (3) year period,
(4) continue to make available coverage under the plans, programs and policies described in § 3.4 which provide health care, life insurance and accidental death and dismemberment benefits under which Executive was covered immediately before Executive’s employment terminated as if Executive had remained employed by ICE until the end of the Welfare Benefit Continuation Period (as defined in § 4.2(a)(4)(B)) under the terms set forth in § 4.2(a)(4)(A),
(5) make one or, if necessary, more than one, Gross Up Payment (as described in and paid in accordance with § 4.2(g)) to Executive; provided, however
(6) Executive shall have a right (in lieu of any payments and benefits called for under § 4.2(a)) to all the payments and benefits called for under this § 4.2(b) if Executive resigns for Good Reason or ICE terminates Executive’s employment (other than for Cause or a Disability) during the ninety (90) day period ending on the Effective Date of a Change of Control.
(c) Cause. The term “Cause” as used in this Employment Agreement shall (subject to § 4.2(c)(5)) mean:
(1) Executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement;
(2) Executive knowingly engages in any act or course of conduct or knowingly fails to engage in any act or course of conduct (a) which is reasonably likely to adversely affect ICE’s right or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace for trading the products defined in § 5.7 or (b) which violates the rules of any exchange or market on which ICE effects trades (or at such time is actively contemplating effecting trades) and which is reasonably likely to lead to a denial of ICE’s right or qualification to effect trades on such exchange or market;

(3) there is any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties and responsibilities under § 2 or the exercise of Executive’s powers under § 2 to the material detriment of ICE; or
(4) (A) Executive breaches any of the provisions of § 5 or (B) Executive violates any provision of any code of conduct adopted by ICE which applies to Executive and any other ICE employees if the consequence to such violation for any employee subject to such code of conduct ordinarily would be a termination of his or her employment by ICE; provided, however,
(5) no such act or omission or event shall be treated as “Cause” under this Employment Agreement unless (a) Executive has been provided a detailed, written statement of the basis for ICE’s belief such act or omission or event constitutes “Cause” and an opportunity to meet with ICE’s Board of Directors (together with Executive’s counsel if Executive chooses to have Executive’s counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the act or omission or event is one which can be cured by Executive, Executive has had at least a thirty (30) day period to take corrective action and (b) ICE’s Board of Directors after such meeting (if Executive exercises Executive’s right to have a meeting) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least a majority or, after the Effective Date of a Change in Control, at least three fourths of the members of such Board of Directors then in office at a meeting called and held for such purpose that “Cause” does exist under this Employment Agreement; provided, however, if Executive is a member of such Board of Directors, Executive shall have no right to participate in such vote, and the number of members needed to constitute a majority of, or three fourths of, whichever is applicable, the members of such Board of Directors shall be determined without counting Executive as a member of such Board of Directors.
(d) Disability. The term “Disability” as used in this Employment Agreement means any physical or mental condition which renders Executive unable even with reasonable accommodation by ICE to perform the essential functions of Executive’s job for at least a one hundred and eighty (180) consecutive day period and which makes Executive eligible to receive benefits under ICE’s long term disability plan as of the date that Executive’s employment terminates.

(e) Effective Date and Change in Control.
(1) The term “Effective Date” as used in this Employment Agreement means either the date which includes the “closing” (as such term is commonly understood in the United States) of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has such a “closing” or the earliest date a Change in Control is reported in accordance with any applicable law, regulation, rule or common practice as effective to any government or any agency of any government or to any exchange or market in which ICE effects any trades if the Change in Control is made effective other than through a transaction which has such a “closing”.
(2) The term “Change in Control” as used in this Employment Agreement means the occurrence of any of the following events:
(A) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of ICE eligible to vote for the election of the members of ICE’s Board of Directors unless (1) such person is ICE or any subsidiary of ICE, (2) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of ICE or a subsidiary of ICE, (3) such person is Executive, an entity controlled by Executive or a group which includes Executive or (4) such person acquired such securities in a Non-Qualifying Transaction (as defined in § 4.2(e)(2)(C));
(B) any dissolution or liquidation of ICE or any sale or the disposition of 50% or more of the assets or business of ICE, or
(C) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving ICE unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of ICE’s Board of Directors immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (2) the number of the securities of such successor or survivor corporation representing the voting power described in § 4.2(e)(2)(C)(1) held by the persons described in § 4.2(e)(2)(C)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of ICE’s Board of Directors immediately before the consummation of such transaction, provided (3) the percentage described in § 4.2(e)(2)(C)(1) of the securities of the successor or survivor corporation and the number described in § 4.2(e)(2)(C)(2) of the securities of the successor or survivor corporation shall be determined exclusively by reference to the securities of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of ICE by the persons described in § 4.2(e)(2)(C)(1) immediately before the consummation of such transaction (any transaction which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”).
(f) Good Reason. The term “Good Reason” as used in this Employment Agreement shall (subject to § 4.2(f)(6)) mean:
(1) there is a material reduction in Executive’s base salary under § 3.1 or there is a material reduction in Executive’s opportunity to receive any annual bonus and equity grants without Executive’s express written consent;
(2) there is a material reduction in the scope, importance or prestige of Executive’s duties, responsibilities or powers at ICE or Executive’s reporting relationships with respect to who reports to Executive and whom Executive reports to at ICE without Executive’s express written consent;
(3) ICE transfers Executive’s primary work site from Executive’s primary work site on the date ICE signs this Employment Agreement or, if Executive subsequently consents in writing to such a transfer under this Employment Agreement, from the primary work site which was the subject of such consent, to a new primary work site which is more than thirty (30) miles (measured along a straight line) from Executive’s then current primary work site unless such new primary work site is closer (measured along a straight line) to Executive’s primary residence than Executive’s then current primary work site;
(4) ICE after the Effective Date of a Change in Control materially changes Executive’s job title or fails to continue to make available to Executive the same or substantially equivalent plans, programs and policies pursuant to § 3.4 as made available before such Effective Date absent Executive’s express written consent;
(5) there is a material breach of this Employment Agreement by ICE; provided, however,
(6) no such act or omission shall be treated as “Good Reason” under this Employment Agreement unless

(A)(i) Executive delivers to the Chairman of ICE’s Board of Directors a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason,
(ii) Executive delivers such statement before the later of (i) the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists or (ii) the end of the period mutually agreed upon for purposes of this § 4.2(f)(6) in writing by Executive and the Chairman of ICE’s Board of Directors,
(iii) Executive gives such Board of Directors a thirty (30) day period after the delivery of such statement to cure the basis for such belief and
(iv) Executive actually submits Executive’s written resignation to the Chairman of ICE’s Board of Directors during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period; or
(B) ICE states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this Employment Agreement and Executive resigns during the sixty (60) day period which starts on the date such statement is actually delivered to Executive; and
(7) If Executive consents in writing to any reduction described in § 4.2(f)(1) or § 4.2(f)(2), to any transfer described in § 4.2(f)(3) or to any change or failure described in § 4.2(f)(4) in lieu of exercising Executive’s right to resign for Good Reason and delivers such consent to the Chairman of ICE’s Board of Directors, the date such consent is so delivered thereafter shall be treated under this definition as the Effective Date of a Change in Control for purposes of determining whether Executive subsequently has Good Reason under this Employment Agreement to resign as a result of any such subsequent reduction, transfer or change or failure.
(g) Gross Up Payment. The term “Gross Up Payment” as used in this Employment Agreement shall mean a payment to or on behalf of Executive which shall be sufficient to pay (1) 100% of any excise tax described in this §4.2(g), (2) 100% of any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional taxes on such payment and (3) 100% of any interest or penalties assessed by the Internal Revenue Service on Executive which are related to the timely payment of such excise tax (unless such interest or penalties are attributable to Executive’s willful misconduct or gross negligence with respect to such timely payment). A Gross Up Payment shall be made by ICE promptly (but no later than by the end of Executive’s taxable year next following Executive’s taxable year in which the payment of such excise tax is remitted) after either ICE or ICE’s independent accountants or attorneys determine that any payments and benefits called for under this Employment Agreement together with any other payments and benefits made available to Executive by ICE and any other person will result in Executive’s being subject to an excise tax under § 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or such an excise tax is assessed against Executive as a result of any such payments and other benefits if Executive takes such action (other than waiving Executive’s right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this § 4.2(g)) as ICE reasonably requests under the circumstances to mitigate or challenge such excise tax; provided, however, if ICE or ICE’s independent accountants or attorneys make the determination described in this § 4.2(g) and, further, determine that Executive will not be subject to any such excise tax if Executive waives Executive’s right to receive a part of such payments or benefits and such part does not exceed $25,000, Executive shall irrevocably waive Executive’s right to receive such part if an independent accountant or lawyer retained by Executive and paid by ICE agrees with the determination made by ICE or ICE’s independent accountants or attorneys with respect to the effect of such reduction in payments or benefits. Any determinations under this §4.2(g) shall be made in accordance with § 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if ICE reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving Executive’s right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this §4.2(g)) and Executive complies with such request, ICE shall provide Executive with such information and such expert advice and assistance from ICE’s independent accountants, lawyers and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.
4.3. Termination By ICE For Cause or By Executive Other Than For Good Reason. If ICE terminates Executive’s employment for Cause or Executive resigns other than for Good Reason, ICE’s only obligation to Executive under this Employment Agreement shall (subject to applicable withholdings) be to pay Executive’s base salary and annual bonus, if any, which were due and payable on the date Executive’s employment terminated and to reimburse Executive for expenses Executive had already incurred and which would have otherwise been reimbursed but for such termination of employment.
4.4. Termination for Disability or Death.
(a) General. ICE shall have the right to terminate Executive’s employment on or after the date Executive has a Disability, and Executive’s employment shall terminate at Executive’s death.
(b) Base Salary and Bonus. If Executive’s employment terminates under this § 4.4, ICE’s only obligation under this Employment Agreement shall (subject to applicable withholdings) be (1) to pay Executive or, if Executive dies, Executive’s estate the base salary and annual bonus, if any, which were due and payable on the date Executive’s employment terminated and (2) to reimburse Executive or, if Executive dies, Executive’s estate for any expenses which Executive had already incurred and which would have otherwise been reimbursed but for such termination of employment.

4.5. Benefits at Termination of Employment. Executive upon Executive’s termination of employment shall have the right to receive any benefits payable under ICE’s employee benefit plans, programs and policies which Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies independent of Executive’s rights under this Employment Agreement; however, if a payment is made to Executive under § 4.2(a) or § 4.2(b), such payment shall be in lieu of any severance pay under any severance pay plan, program or policy.
§ 5. COVENANTS BY EXECUTIVE
5.1. ICE Property.
(a) General. Executive upon the termination of Executive’s employment for any reason or, if earlier, upon ICE’s request shall promptly return all Property (as defined in § 5.1(b)) which had been entrusted or made available to Executive by ICE and, if any copy of any such Property was made by, or for, Executive, each and every copy of such Property.
(b) Property. The term “Property” means records, files, memoranda, tapes, computer disks, reports, price lists, customer lists, drawings, plans, sketches, keys, computer hardware and software, cellular telephones, credit cards, access cards, identification cards, personal data assistants and the like, company cars and other tangible personal property of any kind or description.
5.2. Trade Secrets.
(a) General. Executive agrees that Executive will hold in a fiduciary capacity for the benefit of ICE and each of its affiliates, and will not directly or indirectly use or disclose to any person not authorized by ICE, any Trade Secret (as defined in § 5.2(b)) of ICE or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by ICE or its affiliates for so long as such information remains a Trade Secret.
(b) Trade Secret. The term “Trade Secret” for purposes of this Employment Agreement means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by ICE and its affiliates to maintain its secrecy.
(c) Additional Rights. This § 5.2 is intended to provide rights to ICE and its affiliates which are in addition to, not in lieu of, those rights ICE and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

5.3. Confidential Information.
(a) General. Executive while employed under this Employment Agreement and thereafter during the Restricted Period (as defined in § 5.4) shall hold in a fiduciary capacity for the benefit of ICE and its affiliates, and shall not directly or indirectly use or disclose to any person not authorized by ICE, any Confidential Information (as defined in § 5.3(b)) of ICE or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by ICE or its affiliates.
(b) Confidential Information. The term “Confidential Information” for purposes of this Employment Agreement means any secret, confidential or proprietary information possessed by ICE or its affiliates relating to their businesses, including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, database technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, future business plans, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of ICE or its affiliates.
(c) Additional Rights. This § 5.3 is intended to provide rights to ICE and its affiliates which are in addition to, not in lieu of, those rights ICE and its affiliates have under the common law or applicable statutes for the protection of confidential information.
5.4. Restricted Period. The term “Restricted Period” for purposes of this Employment Agreement shall mean the remainder of the Term without regard to the reason for Executive’s termination of employment.

5.5. Nonsolicitation of Customers or Employees.
(a) Customers. Executive, while employed under this Employment Agreement and thereafter during the Restricted Period, shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, call on or solicit for the purpose of competing with ICE or its affiliates any customers of ICE or its affiliates with whom Executive had contact at any time during Executive’s employment with ICE or its affiliates, or with respect to the Restricted Period, at any time during the twenty-four (24) month period immediately preceding the beginning of the Restricted Period.
(b) Employees. Executive, while employed under this Employment Agreement and thereafter during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of ICE or its affiliates with whom Executive had contact at any time during Executive’s employment with ICE or its affiliates, or with respect to the Restricted Period, at any time during the twelve (12) month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment or business relationship with ICE or its affiliates and shall not assist any other person or entity in such a solicitation.
5.6. Intellectual Property Rights. Executive hereby unconditionally and irrevocably assigns to ICE all of Executive’s right, title and interest in any ideas, inventions, trademarks, copyrights, developments and improvements that Executive conceives, alone or with others, during the Term, whether or not conceived during working hours, which are within the scope of ICE’s business operations or relate to any of ICE’s work, projects or research activities, all of which shall be referred to as “Intellectual Property”, and Executive shall assist ICE, at ICE’s expense, in obtaining patents, copyright and trademark registrations for Intellectual Property, execute and deliver all documents and do any and all things necessary and proper on Executive’s part to obtain such patents and copyright and trademark registrations and execute specific assignments and other documents for such Intellectual Property as may be considered necessary or appropriate by ICE at any time during Executive’s employment. This § 5.6 shall not apply to any invention that Executive develops entirely on Executive’s own time without using ICE’s equipment, supplies, facilities, or trade secret information. Executive agrees not to place Intellectual Property in the public domain or disclose any inventions to third parties without the prior written consent of ICE.

5.7. Non-Compete. Executive and ICE agree that (a) ICE (which expressly includes for purposes of this § 5.7, its successors and assigns, and the direct and indirect subsidiaries of ICE) is engaged in operating global commodity and financial products marketplaces for the trading of physical commodities, futures contracts, options contracts, and other derivative instruments, providing risk management tools and clearing services and providing market data relating to these services and operations (such business, together with any other products or services that may in the future during the pendency of Employee’s employment be offered or listed by ICE or any entity that is then an affiliate of ICE, herein being collectively referred to as the “Business”), (b) ICE is one of a limited number of entities that have developed such a Business, (c) while the Business can be and is available to any person or entity who or which has access to the internet and desires to trade, or to monitor the trading of, commodities, the Business is primarily conducted in, and ICE has offices in, the United States, Canada, the United Kingdom and Singapore, (d) Executive is, and is expected to continue to be during the Term, intimately involved in the Business wherever it operates, and Executive will have access to certain confidential, proprietary information of ICE, (e) this § 5.7 is intended to provide fair and reasonable protection to ICE in light of the unique circumstances of the Business and (f) ICE would not have entered into this Employment Agreement but for the covenants and agreements set forth in this § 5.7. Executive therefore agrees that Executive shall not during the Term, or, if less, for the one (1) year period which starts on the date Executive’s employment terminates under this Employment Agreement, assume or perform, directly or indirectly, whether as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, officer or director, any managerial or supervisory responsibilities and duties that are substantially the same as those Executive performs for ICE on the date Executive executes this Employment Agreement for or on behalf of any other corporation, partnership, venture, or other business entity that engages in the Business in the United States, Canada, the United Kingdom or Singapore; provided, however, Executive may own up to five percent (5%) of the stock of a publicly traded company that engages in such competitive business so long as Executive is only a passive investor and is not actively involved in such company in any way.
5.8. Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this § 5 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable and necessary to protect ICE’s legitimate business interests. ICE in addition shall have the right to take such other action as ICE deems necessary or appropriate to compel compliance with the provisions of this § 5.
5.9. Remedy for Breach. Executive agrees that the remedies at law for ICE for any actual or threatened breach by Executive of the covenants in this § 5 would be inadequate and that ICE shall be entitled to specific performance of the covenants in this § 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this § 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which ICE may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this § 5 shall be construed as agreements independent of any other provision of this or any other agreement between ICE and Executive, and that the existence of any claim or cause of action by Executive against ICE, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by ICE of such covenants.

§ 6. MISCELLANEOUS
6.1. Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to ICE shall be sent to 2100 RiverEdge Parkway, Fifth Floor, Atlanta, Georgia 30328, Attention: Corporate Secretary. Notices and communications to Executive shall be sent to the address Executive most recently provided to ICE.
6.2. No Waiver. Except for the notice described in § 6.1, no failure by either ICE or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.
6.3. Choice of Law and Courts. This Employment Agreement shall be governed by Georgia law (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction), and (subject to § 6.8) any action that may be brought by either ICE or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in the state or federal courts sitting in Atlanta, Georgia, and Executive consents and waives any objection to personal jurisdiction and venue in these courts for any such action.
6.4. Assignment and Binding Effect. This Employment Agreement shall be binding upon and inure to the benefit of ICE and any successor to all or substantially all of the business or assets of ICE. ICE may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive’s employment under this Employment Agreement. Executive’s rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred. Any such assignment or attempted assignment by Executive shall be null, void, and of no legal effect.
6.5. Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with ICE, and this Employment Agreement constitutes the entire agreement of ICE and Executive with respect to such terms and conditions.
6.6. Amendment. Except as provided in § 6.7, no amendment or modification to this Employment Agreement shall be effective unless it is in writing and signed by ICE and by Executive.
6.7. Severability. If any provision of this Employment Agreement shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision valid and enforceable, or shall be deemed excised from this Employment Agreement, as may be required under applicable law, and this Employment Agreement shall be construed and enforced to the maximum extent permitted by applicable law, as if such provision had been originally incorporated in this Employment Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Employment Agreement, as the case may be.

6.8 Arbitration. ICE shall have the right to obtain an injunction or other equitable relief arising out of Executive’s breach of the provisions of § 5 of this Employment Agreement. However, any other controversy or claim arising out of or relating to this Employment Agreement or any alleged breach of this Employment Agreement shall be settled by binding arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the highest state or federal court having jurisdiction over such award. In the event of the termination of Executive’s employment, Executive’s sole remedy shall be arbitration under this § 6.8 and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Employment Agreement. No punitive damages may be awarded to Executive. ICE shall be responsible for paying all reasonable fees of the arbitrator.
6.9 Executive’s Legal Fees and Expenses.
(a) Claims Unrelated to a Change in Control. ICE shall have no obligation under the terms of this Employment Agreement to reimburse Executive for any of Executive’s legal fees and expenses for any claims under this Employment Agreement except (i) with respect to his rights under § 4.2(a)(5) to one or, if necessary, more than one Gross Up Payment (as described in and paid in accordance with § 4.2(g)), or (ii) as provided in § 6.9(b).
(b) Claims Related to a Change in Control. ICE shall reimburse Executive for all Executive’s reasonable legal fees and expenses which Executive incurs in connection with any claim made with respect to Executive’s rights under § 4.2(b), including his rights under § 4.2(b)(5) to one or, if necessary, more than one, Gross Up Payment (as described in and paid in accordance with § 4.2(g)). Any such reimbursement shall be made subject to applicable withholdings.
6.10 Release. As a condition to ICE’s making any payments to Executive after Executive’s termination of employment under this Employment Agreement (other than the compensation earned before such termination and the benefits due under ICE’s employee benefit plans without regard to the terms of this Employment Agreement), Executive or, if Executive is deceased, Executive’s estate shall execute and not revoke, within forty-eight (48) days following Executive’s termination of employment, a release in the form of the release attached to this Employment Agreement as Exhibit A, or in such other form as is acceptable to ICE and Executive, and ICE shall provide such payments or benefits, if applicable, promptly after Executive (or Executive’s estate) delivers such release to ICE, but no later than sixty (60) days after the date of Executive’s termination of employment.

6.11 Counterparts. This Employment Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Employment Agreement.
6.12 Headings; References. The headings and captions used in this Employment Agreement are used for convenience only and are not to be considered in construing or interpreting this Employment Agreement. Any reference to a section (§) shall be to a section (§) of this Employment Agreement absent an express statement to the contrary in this Employment Agreement.
6.13 Section 409A of the Code. To the extent Executive would otherwise be entitled to any payment under this Employment Agreement or any plan or arrangement of ICE or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the date of termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by ICE), the payment will be paid to Executive on the earlier of the six-month anniversary of Executive’s date of termination, a change in ownership or effective control of ICE (within the meaning of Section 409A) or Executive’s death. Similarly, to the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of Executive’s date of termination, a change in ownership or effective control of ICE (within the meaning of Section 409A) or Executive’s death. In addition, any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). To the extent applicable, each severance payment made under this Employment Agreement shall be deemed to be a separate payment, amounts payable under Section 4 of this Employment Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through 1.409A-6.

Notwithstanding anything to the contrary in this Employment Agreement or elsewhere, any payment or benefit under this Employment Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of Executive’s second taxable year following Executive’s taxable year in which the “separation from service” occurs; and provided further that such expenses shall be reimbursed no later than the last day of Executive’s third taxable year following the taxable year in which Executive’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Employment Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
IN WITNESS WHEREOF, ICE and Executive have executed this Employment Agreement in multiple originals to be effective on the date this Employment Agreement is signed by ICE.

INTERCONTINENTALEXCHANGE, INC.
By:	/s/ Jeffrey C. Sprecher
Title: Chairman and Chief Executive Officer

This 31st day of December, 2008

EXECUTIVE (Charles A. Vice)
/s/ Charles A. Vice

This 31st day of December, 2008